PROCEPT BioRobotics Reports First Quarter 2026 Financial Results

SAN JOSE, Calif., April 29, 2026 -- PROCEPT BioRobotics® Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended March 31, 2026.
"Over the past six months, we have taken decisive actions to reset the organization by sharpening our focus on operational excellence, accountability, and commercial discipline, and our first quarter results reflect the early impact of that work," said Larry Wood, Chief Executive Officer. "We delivered $83.1 million in revenue, driven by strong U.S. system sales and improved pricing."

Wood continued: “Aquablation® users completed approximately 12,200 U.S. procedures in the first quarter of 2026. Handpiece sales were about 95% of procedures, reflecting normalizing field inventory levels. While our recent commercial realignment created some near-term disruption, the team is adapting quickly, and we expect the benefits to build through the year, driving sustained growth and improved profitability.”

First Quarter 2026 Financial Results
•Total revenue of $83.1 million for the first quarter of 2026, an increase of 20% compared to the prior year period in 2025
•U.S. procedures of approximately 12,200 for the first quarter of 2026, an increase of approximately 30% compared to the prior year period
•Sold 49 U.S. Hydros® systems, which included 2 replacement systems. U.S. average selling prices were approximately $485,000 for new Hydros systems
•U.S. handpieces sold as percent of U.S. procedures in the first quarter of 2026 was approximately 95%
•First quarter of 2026 handpiece average selling price of approximately $3,500 increased 5% compared to the fourth quarter of 2025
•March 31, 2026 ending U.S. install base of 765 systems, representing a 40% increase compared to the prior year period
•International revenue of $11.1 million for the first quarter of 2026, an increase of 25% compared to the prior year period
•Gross margin of approximately 65% for the first quarter of 2026, compared to 64% in the prior year period and 61% in the fourth quarter of 2025

Total revenue for the first quarter of 2026 was $83.1 million, an increase of 20% compared to the prior year period. The increase was driven by increased U.S. handpiece and system revenue and international revenue. U.S. revenue was $72.0 million, representing growth of 19% compared to the prior year period. U.S. handpiece and consumable revenue for the first quarter of 2026 was $43.0 million, an increase of 13% compared to the prior year period. U.S. system revenue for the first quarter of 2026 was $23.4 million, an increase of 25% compared to the prior year period. International revenue was $11.1 million for the quarter, an increase of 25% compared to the prior year period.

Gross margin for the first quarter of 2026 was 65% compared to 64% in the prior year period. Gross margin increase in the first quarter was primarily driven by revenue mix and pricing, offset by inventory cost capitalization and increased tariff expense compared to the prior year period.

Operating expenses in the first quarter of 2026 were $86.6 million, compared with $71.6 million in the prior year period. The increase in operating expenses reflects continued investment to support commercial expansion, innovation across our BPH platform technology and increased funding for our WATER IV Prostate Cancer trial.

Net loss was $31.6 million for the first quarter of 2026, compared to a loss of $24.7 million in the prior year period. Adjusted EBITDA* was a loss of $18.1 million for the first quarter of 2026, compared to a loss of $15.8 million in the prior year period.

Cash, cash equivalents and restricted cash balances as of March 31, 2026, totaled approximately $249 million.

The Company also recently received FDA clearance of its second-generation FirstAssist AI™ software, an advancement in personalized, image-guided planning for Aquablation therapy. This milestone further strengthens the capabilities of the HYDROS robotic system, the Company’s next-generation AI-powered platform. The enhanced software enables more precise identification of prostate anatomy and more complete treatment planning to help surgeons plan with greater confidence and consistency.

The Company remains committed to advancing the standard of care in urology through continued innovation, combining AI, robotics, and real-time imaging to enable personalized, precise, and durable treatment for the millions of men affected by benign prostatic hyperplasia (BPH).

Full Year 2026 Financial Guidance
•The Company continues to expect revenue for the full year 2026 to be in the range of $390 million to $410 million, which represents growth of 27% to 33% compared to the prior year period
•The Company continues to expect full year 2026 U.S. procedure growth to be in the range of 39% to 48% compared to the prior year period
•The Company continues to expect full year 2026 gross margin to be approximately 65%
•The Company continues to expect full year 2026 adjusted EBITDA* loss to be in the range of $30 million to $17 million

*Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the first quarter 2026 financial results on Wednesday, April 29, 2026, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the links below:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/rdtftqik/
•Dial-in registration for sell-side research analysts:
◦https://register-conf.media-server.com/register/BIac4b002880274c7086f519f21b93cd1f

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS Robotic Systems. The HYDROS Robotic System is the only AI-powered, robotic technology that delivers Aquablation therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with approximately 250 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.
The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.
Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2026, statements regarding the potential utilities, values, benefits and advantages of Aquablation therapy performed using PROCEPT BioRobotics’ products, including AquaBeam or Hydros Robotic Systems, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on the Company’s current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which the Company is not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, procedure growth, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margins, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 26, 2026, and subsequent quarterly reports on Form 10-Q. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.
Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue	$83,132	$69,162
Cost of sales	29,185	25,001
Gross profit	53,947	44,161
Operating expenses:
Research and development	21,465	16,402
Selling, general and administrative	65,088	55,197
Total operating expenses	86,553	71,599
Loss from operations	(32,606)	(27,438)
Interest expense	(818)	(877)
Interest and other income, net	1,743	3,531
Loss before income taxes	(31,681)	(24,784)
Provision for income taxes	(43)	(47)
Net loss	$(31,638)	$(24,737)
Net loss per share, basic and diluted	$(0.56)	$(0.45)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	56,511	54,917

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,
	2026	2025
Net loss	$(31,638)	$(24,737)
Depreciation and amortization expense	1,735	1,475
Stock-based compensation expense	13,072	10,108
Interest (income) and interest expense, net	(1,291)	(2,654)
Adjusted EBITDA	$(18,122)	$(15,808)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2026 EBITDA Guidance
(Unaudited, in thousands)

	For the Year Ending December 31, 2026

	LOW	HIGH
Net loss	$(91,500)	$(78,500)
Depreciation and amortization expense	7,500	7,500
Stock-based compensation expense	59,000	59,000
Interest (income) and interest expense, net	(5,000)	(5,000)
Adjusted EBITDA	$(30,000)	$(17,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$245,641	$286,503
Accounts receivable, net	96,388	83,533
Inventory	77,536	70,694
Prepaid expenses and other current assets	8,469	9,648
Total current assets	428,034	450,378
Restricted cash, non-current	3,038	3,038
Property and equipment, net	31,739	30,399
Operating lease right-of-use assets, net	17,162	17,538
Intangible assets, net	640	709
Other assets	6,449	6,019
Total assets	$487,062	$508,081

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$18,851	$17,285
Accrued compensation	18,476	23,175
Deferred revenue	13,702	13,048
Operating leases, current	2,358	2,214
Other current liabilities	10,249	10,073
Total current liabilities	63,636	65,795
Long-term debt	51,664	51,615
Operating leases, non-current	23,974	24,654
Other non-current liabilities	121	147
Total liabilities	139,395	142,211

Stockholders’ equity:
Additional paid-in capital	1,020,881	1,007,390
Accumulated other comprehensive gain	(19)	37
Accumulated deficit	(673,195)	(641,557)
Total stockholders’ equity	347,667	365,870
Total liabilities and stockholders’ equity	$487,062	$508,081

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended March 31,
	2026	2025
U.S.
System sales and rentals	$23,386	$18,687
Handpieces and other consumables	43,018	38,011
Service	5,614	3,596
Total U.S. revenue	72,018	60,294
Outside of U.S.
System sales and rentals	3,853	3,853
Handpieces and other consumables	6,372	4,477
Service	889	538
Total outside of U.S. revenue	11,114	8,868
Total revenue	$83,132	$69,162

PROCEPT BioRobotics Corporation
QUARTERLY U.S. INSTALL BASE AND PROCEDURES
(Unaudited, in thousands)

	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	Q4'26	FY 24	FY 25	FY 26
U.S. Install Base
Beginning install base	315	354	400	445	505	547	595	653	718				315	505
Systems placed	39	46	45	60	42	48	58	65	47				190	213
Ending install base	354	400	445	505	547	595	653	718	765	—	—	—	505	718

U.S Procedures (000)	6.1	7.0	7.4	7.2	9.3	10.8	11.0	12.2	12.2